Exhibit 10.2

March 5, 2018

Via Hand Delivery

James R. Kibler

Dear Mr. Kibler:

On behalf of Bojangles’ Restaurants, Inc. (the “Company”), this letter will confirm your appointment and agreement to serve as the Interim President and Interim Chief Executive Officer of both the Company and its parent corporation, Bojangles’, Inc. (the “Parent”), commencing March 5, 2018.

During your period of service as Interim President and Interim Chief Executive Officer (your “Interim Service”), you will report directly to the Board of Directors of the Parent (the “Board”) and perform such duties as may be reasonably assigned to you by the Board. You will be subject to all Company and Parent policies in effect from time to time, including (without limitation) policies regarding securities trading. While it is anticipated that your Interim Service will last for several months, the Board may choose to end your Interim Service at any time, whether or not a new Chief Executive Officer has by then been identified.

During your Interim Service, you will be paid base salary at an annualized rate $600,000 per year. Absent a subsequent determination by the Board (or its Compensation Committee), you will not be eligible for an annual bonus or to otherwise participate in cash or equity incentive programs. You will be eligible to participate in the employee benefit plans generally available to the Company’s salaried employees, subject to the eligibility and other terms of those plans in effect from time to time. Your employment will be “at-will,” meaning it may be terminated by either you or the Company at any time, for any reason. Upon cessation of your employment for any reason, you will not be entitled to severance pay or benefits.

To acknowledge your agreement with the foregoing, please execute and date this letter in the space provided below and return the executed original to me.

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Sincerely,

Bojangles’ Restaurants, Inc.

By:	/s/ M. John Jordan
M. John Jordan Senior Vice President, Chief Financial Officer and Treasurer

Acknowledged and agreed on this 5th day of March, 2018:

/s/ James R. Kibler
James R. Kibler

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